Exhibit 10.1

CVS Health Corporation

November 17, 2024

Glenview Capital Management, LLC

767 Fifth Avenue, 44th Floor

New York, NY 10153

Attention: Mark Horowitz

Email: mark@glenviewcapital.com

Ladies and Gentlemen:

CVS Health Corporation, a Delaware corporation (the “Company”), and Glenview Capital Management, LLC (together with its Affiliates, “Counterparty” or “you”, and together with the Company, each a “party” and collectively the “parties”) entered into a letter agreement, dated October 11, 2024 (the “Original NDA”), governing the sharing of certain information concerning the Company and its subsidiaries and certain confidentiality and other obligations in connection therewith. In connection with the appointment of the four persons described in the form of press release attached to this agreement as Exhibit A and pursuant to Section 8, including Larry Robbins (the “Glenview Appointee”), to the Board of Directors of the Company (the “Board”), the parties desire to amend and restate the Original NDA in its entirety as set forth herein. In consideration of the covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Original NDA is hereby amended and restated in its entirety as follows:

1. Confidential Information. The Company understands and agrees (for your benefit and for the benefit of the Glenview Appointee) that, subject to the terms of, and in accordance with this agreement, the Glenview Appointee may confidentially disclose information obtained while serving as a member of the Board to you, including your Representatives, and may confidentially discuss such information with such persons, subject to the terms and conditions of this agreement. As a result, you and your Representatives may receive certain non-public information regarding the Company. This information is proprietary to the Company and may include strategic, business or financial planning information, intellectual property, financial results, projections and forecasts or advice received by such parties or individuals from the Company’s attorneys, accountants, consultants or other advisors, trade secrets, information which the Company has obtained from third parties and with respect to which the Company is obligated or expected to maintain confidentiality. You agree to treat, and to cause your Representatives to treat, all information concerning the Company and its subsidiaries that is confidential, non-public or proprietary (whether prepared by the Company, its Affiliates, subsidiaries, Representatives or otherwise, and whether oral, written, electronic or otherwise), including, without limitation, all information the Glenview Appointee learns in his capacity as a director of the Company and all discussions or matters considered in meetings of the Board or Board committees (such information, the “Confidential Information”), in accordance with the provisions of this agreement. For the avoidance of doubt, the term “Confidential Information” includes information ascertained by Counterparty or its Representatives through discussions with directors, employees or other Representatives of the Company, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained whether prepared by either party or its Representatives or others, which contain or reflect, or are generated from, any such information, including information provided under the Original NDA. For the avoidance of doubt, the existence of this agreement, the entry into and negotiations regarding such agreement and the fact that Confidential Information has been, or may be, made available to Counterparty or its Representatives shall not constitute Confidential Information. Notwithstanding any other provision hereof, the term “Confidential Information” does not include any information that (i) is or becomes available to Counterparty or its Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by Counterparty or such Representative to be bound by confidentiality obligation to the Company that prohibits such disclosure, (ii) is or becomes publicly available other than as a result of disclosure, directly or indirectly, by Counterparty or any of its Representatives, (iii) is already in Counterparty’s or its Representative’s possession prior to being furnished by the Company or its Representatives, provided that such information is not known by Counterparty or such Representative to be subject to a confidentiality obligation to the Company or (iv) is independently acquired and developed by Counterparty or its Representative without use of or reference to the Confidential Information. For purposes of this agreement, the term “Affiliate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) and shall include persons or entities that after the date hereof become Affiliates of any applicable person or entity referred to in this agreement; and the term “Representatives” with respect to a party shall mean such party’s Affiliates and the managing members, principals, partners (other than a partner who is solely a limited partner), directors, officers, general partners, employees and attorneys of such party and of its Affiliates. Counterparty and its Representatives who receive any Confidential Information hereunder shall keep the Confidential Information strictly confidential and shall not disclose, directly or indirectly, any of the Confidential Information in any manner without the prior written consent of the Company except as provided herein. Notwithstanding the foregoing, Counterparty may disclose Confidential Information on a strictly confidential basis to its Representatives (x) who need to know such information for the purpose of advising Counterparty with respect to the Purpose (as defined below), and (y) who are informed by Counterparty of the confidential nature of the Confidential Information and who agree or are obligated to keep such information confidential in accordance with the terms hereof (the “Specified Counterparty Personnel”). Counterparty agrees (1) that the Confidential Information shall be used solely for the purpose of monitoring and managing Counterparty’s investment in the Company (the “Purpose”), and (2) to be responsible for any breach of any of the provisions of this agreement by Counterparty or any of its Representatives (including Specified Counterparty Personnel). In the event that the Company’s legal counsel designates any materials or information provided to the Glenview Appointee as subject to the attorney-client privilege by labeling it “Privileged and Confidential” or otherwise indicating such privilege, then the Glenview Appointee shall not be permitted to share any such information with Counterparty or any of its Representatives unless approved by the Company’s legal counsel. At the request of Counterparty, the Company will consider in good faith commercially reasonable arrangements (including providing redacted copies of materials) that would allow the Glenview Appointee the ability to provide such materials without jeopardizing legal privilege. Notwithstanding anything to the contrary set forth in this agreement, nothing in this agreement shall restrict or limit the ability of Counterparty from engaging in a proxy contest from and after the Sunset Date (as defined below), it being agreed that Counterparty and its Representatives shall be entitled to disclose that portion of (and only such portion of) Confidential Information required to be disclosed by applicable law in order to engage in such a proxy contest.

2. Non-Disclosure. In the event that Counterparty or any of its Representatives are legally required to disclose any Confidential Information (or to make any disclosure otherwise prohibited hereby) under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction, (a) Counterparty and the Specified Counterparty Personnel agree to, except to the extent prohibited by law, as promptly as practicable notify the Company of the existence, terms and circumstances surrounding such a requirement so that the Company may seek an appropriate protective order or other appropriate remedy at its sole expense and/or consider waiving Counterparty’s or the Specified Counterparty Personnel’s compliance with the provisions of this agreement (and in which event Counterparty shall cooperate with the Company’s reasonable requests, at the Company’s sole expense, in connection with seeking a protective order or other relief to prevent the disclosure of the Confidential Information), and (b) if such protective order or waiver is not obtained and disclosure of such information is legally required on the advice of Counterparty’s outside legal counsel, (x) Counterparty and the Specified Counterparty Personnel agree to exercise reasonable best efforts, at the Company’s request and sole expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information, and (y) Counterparty and the Specified Counterparty Personnel shall be permitted to disclose only that portion of the Confidential Information that is so legally required to be disclosed on the advice of Counterparty’s outside legal counsel, provided that Counterparty and the Specified Counterparty Personnel shall preview with the Company, except to the extent prohibited by law, reasonably prior to making any such disclosure, the specific disclosures that Counterparty and the Specified Counterparty Personnel would make.

3. No Representations or License. Counterparty acknowledges that none of the Company or any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and none of the Company or any of its Representatives shall have any liability to Counterparty or its Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom (it being understood that the foregoing shall not be deemed to limit any director’s ability to rely on information provided to such director pursuant to any provision of the General Corporation Law of the State of Delaware, including, without limitation, Section 141(e) thereof). All Confidential Information shall remain the property of the Company, and neither Counterparty nor its Representatives shall by virtue of the Company’s disclosure of and/or Counterparty’s use of any Confidential Information acquire any rights with respect thereto, all of which rights (including any intellectual property rights) shall remain exclusively with the Company.

4. Securities Laws. Counterparty hereby acknowledges that it is aware, and that it will advise its Representatives who become aware of the matters that are the subject of this agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5. Return or Destruction. At any time after the date on which the Glenview Appointee no longer serves on the Board, if requested by the Company, Counterparty and its Representatives shall promptly, and in any event within five business days of such request, either (at Counterparty’s option) (a) destroy or cause to be destroyed all Confidential Information in the possession of Counterparty or its Representatives, including all copies thereof, or (b) deliver or cause to be delivered to the Company all Confidential Information in the possession of Counterparty or its Representatives, including all copies thereof. Notwithstanding the foregoing, the obligation to return or destroy Confidential Information shall not cover information that is (i) automatically maintained on routine computer system backup storage devices, (ii) maintained pursuant to bona fide internal document retention policies of Counterparty or its Representatives, or (iii) retained to comply with applicable laws or regulations, in each case as long as such backed-up information is not used, disclosed or otherwise recovered from such backup devices other than by IT or legal compliance personnel. In such event, all oral or retained Confidential Information shall remain subject to the terms of this agreement.

6. Standstill.

(a)

Until the Sunset Date (as defined below), you shall not, and shall cause your Affiliates and Representatives not to, directly or indirectly, alone or in concert with others, absent prior written consent by the Board: (i) call or seek to call a meeting of the Company’s stockholders or action by written consent, (ii) call or seek (including through any “withhold” or similar campaign) the removal of any member of the Board, (iii) seek the election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, (iv) submit, initiate, make or be a proponent of any stockholder proposal (x) for consideration at, or bring any other business before, any meeting of stockholders of the Company or (y) through action by written consent, (v) engage in any solicitation of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents, (vi) take any action in support of, or make any proposal or request in furtherance of, controlling or changing the Board or management of the Company or publicly comment on any proposal regarding any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution, sale or other disposition of a material asset or business or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”), (vii) form, join or participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act), or enter into any negotiations, agreements, arrangements or understandings with or knowingly assist any third party with respect to the matters set forth in this Section 6 or (viii) request any waiver or amendment of the terms of this agreement other than through non-public communications with the Company that would not trigger public disclosure obligations for any party or any of their respective Representatives. For purposes of this agreement, the term “Sunset Date” shall mean 12:01 a.m. Eastern Time on the thirtieth (30th) day prior to the commencement of the stockholder director nomination window (for the avoidance of doubt, excluding a nomination pursuant to Section 1.11 of the Company’s By-Laws) pursuant to the terms of the Company’s By-Laws for election to the Board at the Company’s 2026 annual meeting of stockholders.

(b)

The restrictions in this Section 6 shall terminate automatically upon the earliest of the following: (i) a failure to appoint or nominate the New Directors to the Board in accordance with Section 8(a), or to the applicable committees of the Board in accordance with Section 8(d) or to issue the Press Release in accordance with Section 9, in each case upon five (5) business days’ written notice by Counterparty to the Company if such breach has not been cured within such notice period, provided, that Counterparty is not in material breach of this agreement at the time such notice is given or prior to the end of the notice period; (ii) the Company’s entry into a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the voting securities of the Company or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company; and (iii) the commencement of any tender or exchange offer (by any person or group other than Counterparty or its Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the voting securities of the Company, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer).

(c)

Notwithstanding anything to the contrary contained in this agreement (including but not limited to the restrictions in this Section 6), Counterparty shall not be prohibited or restricted from: (i) communicating privately with the Board, any member of senior management of the Company (including the Company’s Chief Executive Officer, Chief Financial Officer, and General Counsel) or any director of the Company regarding any matter, so long as any such communication would not reasonably be expected to require any public disclosure of such communications by Counterparty or its Affiliates, the Company or its Affiliates or any third party; (ii) making any factual statement required to comply with any subpoena or other legal process (so long as such process or request did not arise as a result of discretionary acts by Counterparty or any of its Affiliates or Representatives); or (iii) privately communicating to Counterparty’s or its controlled Affiliates’ investors or potential investors regarding the Company; provided, that any such communications to investors or potential investors (A) are subject to reasonable confidentiality obligations of such investors or potential investors and are not reasonably expected to be publicly disclosed, (B) are not made with an intent to circumvent any of the restrictions in this agreement or otherwise in bad faith and (C) do not include the disclosure of Confidential Information.

(d)

Notwithstanding anything to the contrary in this agreement (including but not limited to the restrictions in this Section 6), any action, statement or disclosure by Counterparty or any of its Representatives taken after the Sunset Date that would have been restricted by the restrictions in this Section 6 if such action, statement or disclosure had been taken before the Sunset Date shall not be, and shall be deemed not to involve, a breach of the restrictions in this Section 6.

7. Non-Disparagement. Until the Sunset Date, the Company, on the one hand, and Counterparty, on the other hand, shall each refrain from making, and shall cause their Affiliates and Representatives not to make, any statement, whether written or oral and including any statements to stockholders, analysts or representatives of the media, that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of Counterparty or the Company, respectively, or any of their respective Affiliates and Representatives. The foregoing shall not prevent (i) the making of any factual statement in the event that the Company or any of its Representatives or Counterparty or any of its Representatives is required to make that statement by applicable subpoena, legal process or other legal requirement or (ii) to the extent that any party breaches this Section 7, the other party that is the subject of the breaching statement responding factually to such breaching statement. If prior to the Sunset Date the Glenview Appointee, Counterparty or any Specified Counterparty Personnel expect or intend to make any public appearance, presentation or speech that relates in whole or in part to the Company or any of its Affiliates, directors, officers or employees, the Glenview Appointee or Counterparty, as applicable, shall provide to the Company copies of all presentations, scripts and speeches intended to be used during such appearance, presentation or speech reasonably in advance and will incorporate in good faith all reasonable comments provided by the Company thereon.

8. Board of Directors.

(a)

Appointment; Nomination. As of the date of this agreement, the Board and all applicable committees thereof have taken all such actions as are necessary to increase the size of the Board by four (4) directors and the Board has appointed the Glenview Appointee and Leslie Norwalk, Guy Sansone and Doug Shulman (collectively with the Glenview Appointee, the “New Directors”) to the Board. The Board shall nominate each of the New Directors for election to the Board at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”). The Company shall use its reasonable best efforts to cause the election of each of the New Directors at the 2025 Annual Meeting. These reasonable best efforts will include listing such persons in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommending that the Company’s stockholders vote in favor of the election of such individuals and otherwise supporting each of them for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate.

(b)

Company Policies. The parties acknowledge that the New Directors, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, books and records, compensation and fees, as are applicable to all non-employee directors of the Company. The Company represents and warrants that all Company Policies currently in effect are publicly available on the

Company’s website or have been provided to Counterparty or its counsel. The Company further acknowledges and agrees that, except for restrictions set forth in the Company’s Corporate Governance Guidelines and its insider trading policy, in each case, with respect to prohibiting insider trading and confidentiality, none of the restrictions contained in the Company Policies applicable to the Glenview Appointee (as a director), including any restrictions on pledging or making purchases on margin of, or entering into derivative or hedging arrangements (including options) with respect to, securities of the Company, or otherwise trading the Company’s securities during open window periods (it being understood and agreed that Counterparty shall be free to trade in the Company’s securities in accordance with federal and state securities laws during open trading window periods without the prior approval of the Company, and shall only be prohibited from trading during blackout periods generally applicable to all of the Company’s directors and senior insiders), shall be deemed to apply to Counterparty (other than Mr. Robbins in his capacity as a director of the Company).

(c)

Committees. The Board has resolved to appoint (concurrently with their appointment to the Board) Leslie Norwalk to the Health Services and Technology Committee of the Board and Guy Sansone to the Audit Committee of the Board. Larry Robbins shall be eligible to serve on a committee of the Board as determined by the Board.

9. Public Announcements. Not later than 8:30 a.m. Eastern Time on November 18, 2024, the Company shall issue a press release in the form attached to this agreement as Exhibit A (the “Press Release”). Substantially concurrently with the issuance of the Press Release, the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this agreement and including a copy of this agreement and the Press Release as exhibits thereto. The Form 8-K shall be consistent with the Press Release and the terms of this agreement, and shall be in form and substance reasonably acceptable to the Company and Counterparty. The Company shall provide Counterparty and its Representatives with a copy of the Form 8-K prior to its filing with the SEC and shall consider any timely comments of Counterparty and its Representatives. Neither of the Company or any of its Affiliates nor Counterparty or any of its Affiliates shall make any public statement regarding the subject matter of this agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

10. Specific Performance; Remedies. Each party agrees that the other party would be irreparably injured by a breach or threatened breach of this agreement by such party or its Representatives and monetary remedies are an inadequate remedy to protect against any actual or threatened breach or continuation of any breach of this agreement. Therefore, without prejudice to any other rights or remedies otherwise available under this agreement, each party agrees to the granting of specific performance of this agreement and injunctive or other equitable relief in favor of the other party as a remedy for any such actual, threatened or anticipated breach, without proof of actual damages. Each party further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for either party or its Representatives’ breach of this agreement, but shall be in addition to all other remedies available at law or equity.

11. Dual Representative. The Company acknowledges that certain directors, officers, Representatives and employees who serve on the board of directors (or similar governing body) of one or more of Counterparty’s Affiliates may also serve as a Representative of Counterparty in another position or role (a “Dual Representative”) and no such Affiliates or Representatives will be deemed to have received such Confidential Information solely as a result of such dual role of any such Dual Representative, provided that such Dual Representative shall not have directly or indirectly disclosed any Confidential Information to such Affiliate or Representative.

12. Governing Law; Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Each party hereto hereby irrevocably and unconditionally submits to (a) the exclusive jurisdiction of the Delaware Court of Chancery, or in the event that the Delaware Court of Chancery lacks jurisdiction, any federal court in the State of Delaware, for purposes of any suit, action or other proceeding arising out of this agreement that is brought by or against a party, and (b) the exclusive venue of such suit, action or proceeding in the Delaware Court of Chancery, or in the event that the Delaware Court of Chancery lacks jurisdiction, any federal court in the State of Delaware. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement in the above named courts.

13. Miscellaneous. This agreement supersedes all prior oral or written agreements or understandings that may exist between or among the parties hereto in respect of any Confidential Information or the other subject matter hereof. If any term, provision, covenant or restriction of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated. This agreement may only be amended with the prior written consent of both parties, and neither party may assign any of its rights or obligations under this agreement without the prior written consent of the other party. Any waiver of its rights hereunder by a party shall be required in advance and in writing. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this agreement. This agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement and shall become a binding agreement when a counterpart has been signed by each party and delivered to the other party. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this agreement as to the parties.

14. Term. Except as otherwise expressly provided herein, this agreement shall expire and be of no further force or effect from and after the date that is eighteen (18) months after the date that the Glenview Appointee no longer serves on the Board. The expiration or termination of this agreement will not affect the liability of any party for any prior breach of any provision hereof prior to such expiration or termination.

15. Expenses. Promptly following the execution and delivery of this agreement, the Company shall reimburse Counterparty for reasonable documented fees, costs and expenses Counterparty has incurred arising from or relating to Counterparty’s engagement with the Company in an amount not to exceed the amount specified in the email from Cadwalader, Wickersham & Taft LLP to Wachtell, Lipton, Rosen & Katz with the subject line, “Expense Cap.”

16. Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by email, when such email is sent to the email address set forth below (except in the event of any “bounceback” or similar non-transmittal message) or (b) if given by any other means, when actually received during normal business hours at the address specified in this section:

If to the Company:

CVS Health Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

Attention:   Samrat Khichi

Email:    Sam.Khichi@cvshealth.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:   Jacob A. Kling

Email:    JAKling@wlrk.com

If to Counterparty:

Glenview Capital Management, LLC

767 Fifth Avenue, 44th Floor

New York, NY 10153

Attention:   Mark Horowitz

Email:    mark@glenviewcapital.com

With a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, NY 10281

Attention:   Richard M. Brand

 Gregory P. Patti

Email:    Richard.Brand@cwt.com

 Greg.Patti@cwt.com

[Signature page follows]

Please confirm your agreement with the foregoing by signing and returning this agreement to the undersigned, whereupon this agreement shall become a binding agreement between Counterparty and the Company.

Very truly yours,

CVS Health Corporation

By:	/s/ Samrat Khichi
Name: Samrat Khichi
Title: Executive Vice President, Chief Policy Officer and General Counsel

Accepted and agreed
as of the date first written above:

Glenview Capital Management, LLC

By:	/s/ Mark Horowitz
Name: Mark Horowitz
Title: Co-President

Exhibit A

Form of Press Release

Filed separately as Exhibit 99.1 to the Current Report on Form 8-K